Filed Pursuant to Rule 433
Registration No. 333-231903
April 18, 2022

The following information is a Notice of Fund Changes relating to certain investment options under the Lincoln National Corporation Deferred Compensation Plan for Agents and Brokers (the “Plan”).  For more information about each of the investment options offered under the Plan (except for the LNC Stock Fund), you should log on to Nolan Financial Group’s website at www.nolanlink.com or contact Nolan Financial Group at 888-907-8633.

To:   Participants in the Lincoln National Corporation Deferred Compensation Plan for Agents and Brokers
From:  Lincoln National Corporation Benefits Committee
Re:   Notice of Fund Changes

Dear Plan Participant:

The following information is a Notice of Fund Changes relating to certain investment options under the Lincoln National Corporation Deferred Compensation Plan for Agents and Brokers (the “Plan”).  For more information about each of the investment options offered under the Plan (except for the LNC Stock Fund), you should visit LincolnFinancial.com/RetirementInfoCenter or log on to Nolan Financial Group’s website at www.nolanlink.com or contact Nolan Financial Group at 888-907-8633.

Lincoln Financial seeks to provide you with the best opportunity to prepare for your retirement.  This includes regularly reviewing investment funds that are available under the Plan.

Effective May 23, 2022, all of the State Street Target Retirement Series CITs will change from Class W to a newly created Class M and the State Street S&P 500® Index Non-Lending Series Fund CIT will change from Class N to a newly created Class K. The good news is that these class changes will result in lower fees!  Any account balances you have in, or future contributions going to any of the State Street Target Retirement Series Fund CITs Class W on that date will automatically map (or transfer) to the new Class M. Additionally, any account balances you have in, or future contributions going to, State Street S&P 500® Index Non-Lending Series Fund CIT Class N on that date will automatically map (or transfer) to the new State Street S&P 500® Index Non-Lending Series Fund CIT Class K.  Because this mapping (or transfer) is automatic, you do not need to take any action.

This notice gives you an overview of the upcoming changes, the timing of those changes, and the actions you may wish to take as a result of the modifications that will be made to the Plans:

The following funds, currently available as investment options, will be eliminated from the fund lineup on the effective date stated above. Any existing account balances remaining in the funds at that time will automatically be mapped (or transferred) as shown in the following chart.

If you are currently invested in the following funds being eliminated:		Your balance and investment elections will be transferred to these new funds being added:
85744w267	State Street Target Retirement Income Non-Lending Series Fund Class W	85744w630	State Street Target Retirement Income Non-Lending Series Fund Class M*
85744w366	State Street Target Retirement 2020 Non-Lending Series Fund Class W	85744w721	State Street Target Retirement 2020 Non-Lending Series Fund Class M*
85744w358	State Street Target Retirement 2025 Non-Lending Series Fund Class W	85744w713	State Street Target Retirement 2025 Non-Lending Series Fund Class M*
85744w341	State Street Target Retirement 2030 Non-Lending Series Fund Class W	85744w697	State Street Target Retirement 2030 Non-Lending Series Fund Class M*
85744w333	State Street Target Retirement 2035 Non-Lending Series Fund Class W	85744w689	State Street Target Retirement 2035 Non-Lending Series Fund Class M*
85744w325	State Street Target Retirement 2040 Non-Lending Series Fund Class W	85744w671	State Street Target Retirement 2040 Non-Lending Series Fund Class M*
85744w317	State Street Target Retirement 2045 Non-Lending Series Fund Class W	85744w663	State Street Target Retirement 2045 Non-Lending Series Fund Class M*
85744w291	State Street Target Retirement 2050 Non-Lending Series Fund Class W	85744w655	State Street Target Retirement 2050 Non-Lending Series Fund Class M*
85744w283	State Street Target Retirement 2055 Non-Lending Series Fund Class W	85744w648	State Street Target Retirement 2055 Non-Lending Series Fund Class M*
85744w275	State Street Target Retirement 2060 Non-Lending Series Fund Class W	85744w465	State Street Target Retirement 2060 Non-Lending Series Fund Class M*
857480339	State Street Target Retirement 2065 Non-Lending Series Fund Class W	857480354	State Street Target Retirement 2065 Non-Lending Series Fund Class M*
85744a869	State Street S&P 500® Index Non-Lending Series Fund Class N	85744w705	State Street S&P 500® Index Non-Lending Series Fund - Class K*
Prior to investing in a collective investment trust option, an investor should carefully consider the investment objectives, risks, and charges and expenses of the investment company.
*Indicates a share class change to the existing fund

Please note: The default investment alternative for the Plan will also be affected by the changes to the underlying investments in the State Street Target Retirement Non-Lending Series.  The default investment option for the Plan is the same as the Qualified Default Investment Alternative (QDIA) designated for the LNC Agents’ 401(k) Savings Plan (Lincoln 401(k) Plan), which is the State Street Target Retirement Fund that most closely matches the year you attain age 65.  A copy of the most recent QDIA Notice for the LNC 401(k) Plan is available on One (AskHR>Benefit Plan Documents & Notices>Important Notices and Disclosures>Annual Notices) or you can request a copy by contacting the Lincoln Customer Contact Center at 800-234-3500.

What do you need to do?
Take a few minutes to review your investment portfolio. Make any changes you feel are necessary to meet your retirement savings goals. If you don’t want the investment of your existing account to be mapped (or transferred) as indicated, you may change your investment elections and/or make a reallocation on your own by initiating a transfer prior to 4:00 p.m. Eastern on May 22, 2022.  Note that you cannot choose to keep any investments in or transfer any investment to the funds being eliminated. For more information on the available investment options log in to your account at www.nolanlink.com or visit LincolnFinancial.com/RetirementInfoCenter.

Please be sure to make any changes prior to May 23, 2022.  Of course, you could also wait until after the automatic mapping occurs if you wish to exchange funds or change where your future contributions are invested.

Any transactions requested on May 23, 2022 (such as transfers) will not be processed while the fund change is being made but will process normally once the fund change is completed.  Your account, however, will continue to be credited with investment results during the change.

NEW FUNDS Fund name	Total annual operating expenses%	Total annual operating expenses $ (per $1000)	Net operating expenses %	Net operating expenses $ (per 1000)	1-yr return %	5-yr return %	10-yr return %	Since inception return %	Inception date
State St Target Ret Income NL Cl M (85744w630)	.07	.70	.07	.70	8.06%	7.20%	5.88%%	6.65%-	4/11/2014
State St Target Ret 2020 NL Cl M (85744w721)	.07	.70	.07	.70	9.80%	9.04%	8.34%%	9.62%	4/1/2014
State St Target Ret 2025 NL Cl M (85744w713)	.07	.70	.07	.70	10.98%	10.89%	9.67%%	9.79%	4/1/2014
State St Target Ret 2030 NL Cl M (85744w697)	.07	.70	.07	.70	11.57%	11.96%	10.48%%	11.45%	4/1/2014
State St Target Ret 2035 NL Cl M (85744w689)	.07	.70	.07	.70	12.41%	12.63%	11.02%%	10.73%	4/1/2014
State St Target Ret 2040 NL Cl M (85744w671)	.07	.70	.07	.70	13.38%	13.15%	11.48%%	12.09%	4/1/2014
State St Target Ret 2045 NL Cl M (85744w663)	.07	.70	.07	.70	14.15%	13.59%	11.74%%	11.20%	4/1/2014
State St Target Ret 2050 NL Cl M (85744w655)	.07	.70	.07	.70	14.61%	13.77%	11.82%%	11.60%	4/1/2014
State St Target Ret 2055 NL Cl M (85744w648)	.07	.70	.07	.70	14.60%	13.77%	11.82%%	10.20%	4/1/2014
State St Target Ret 2060 NL Cl M (85744w465)	.07	.70	.07	.70	14.60%	13.76%	---	10.65%	4/1/2015
State St Target Ret 2065 NL Cl M (857480354)	.07	.70	.07	.70	14.59%	-	---	17.22%%	12/31/2019
State St S&P 500® Indx NL Cl K (85744w705)	.013	.13	.013	.13	28.66%	18.45%	16.53%%	9.5252%	6/25/2012

ELIMINATED FUNDS Fund name	Total annual operating expenses%	Total annual operating expenses $ (per 1000)	Net operating expenses %	Net operating expenses $ (per 1000)	1-yr return %	5-yr return %	10-yr return %	Since inception return %	Inception date
State St Target Ret Income NL Cl W (85744w267)	.10	1.00	.10	1.00	8.00%	7.16%	5.85%%	6.6262%	6/24/2016
State St Target Ret 2020 NL Cl W (85744w366)	.10	1.00	.10	1.00	9.74%	9.00%	8.31%%	9.5959%	6/24/2016
State St Target Ret 2025 NL Cl W (85744w358)	.10	1.00	.10	1.00	10.92%	10.85%	9.63%%	9.766%	6/24/2016
State St Target Ret 2030 NL Cl W (85744w341)	.10	1.00	.10	1.00	11.50%	11.922%	10.44%---	11.4141%	6/24/2016
State St Target Ret 2035 NL Cl W (85744w333)	.10	1.00	.10	1.00	12.35%	12.58%	10.98%%	10.7070%	6/24/2016
State St Target Ret 2040 NL Cl W (85744w325)	.10	1.00	.10	1.00	13.32%	13.11%	11.44%---	12.0505%	6/24/2016
State St Target Ret 2045 NL Cl W (85744w317)	.10	1.00	.10	1.00	14.09%	13.555%	11.68%%	11.1616%	6/24/2016
State St Target Ret 2050 NL Cl W (85744w291)	.10	1.00	.10	1.00	14.56%	13.73%	11.77%%	11.565%	6/24/2016
State St Target Ret 2055 NL Cl W (85744w283)	.10	1.00	.10	1.00	14.56%	13.733%	11.77%%	10.1515%	6/24/2016
State St Target Ret 2060 NL Cl W (85744w275)	.10	1.00	.10	1.00	14.55%	13.733%	---	10.4141%	6/24/2016
State St Target Ret 2065 NL Cl W (857480339)	.10	1.00	.10	1.00	14.57%	-	---	17.1313%	2/14/2020
State St S&P 500® Indx NL Cl N (85744a869)	.023	.23	.023	.23	28.633%	18.43%	16.52%	9.96%-%	5/31/2011
Average returns provided are representative of performance as of December 31, 2021.

Questions?
If you have any questions about these changes or would like to change your current account balance and/or investment elections under the Plan, contact Nolan Financial Group at 888-907-8633 or log on to your account at www.nolanlink.com.  For more information about the Plan, please review the Plan’s current brochure.

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This summary contains important information about the Plan and should be kept with your Prospectus, also enclosed.

All of the internet website addresses are provided for your convenience.  None of the information contained in such websites shall be deemed incorporated by reference in this document.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents free by visiting EDGAR on the SEC website at www.sec.gov.  Alternately, the issuer will arrange to send you the prospectus if you request it by calling Nolan Financial Group at 888-907-8633.

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